Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and Chief Financial Officer	Marian Briggs, (612) 455-1742
(952) 487-9500	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES APPOINTS STEPHEN S. ANDERSEN

VICE PRESIDENT OF VITAL IMAGES EUROPE

Company Forming European Office to Support International Sales Growth

Minneapolis, January 19, 2006 — Vital Images, Inc. (Nasdaq: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, has named Stephen S. Andersen vice president of Vital Images Europe, effective March 1, 2006. He has served as vice president of engineering since January 2004. In this new position, Andersen will establish a European office to support the company’s growing international sales. Vital Images is in the process of selecting a site for its European office and expects to open the office by mid-2006.

“Strong international sales growth, particularly through our distribution partnership with Toshiba Medical Systems, coupled with the opportunity to replicate the success we’ve had in selling and marketing throughout the healthcare enterprise in the U.S., are behind our decision to establish an office in Europe,” said Jay D. Miller, president and CEO of Vital Images. “In Europe, the medical community is rapidly adopting advanced visualization and analysis solutions, and Vital Images is well positioned for additional growth in this market.” Through the first nine months of 2005, international sales contributed 17 percent of total revenue, a 44 percent increase over the same period in 2004.

Miller continued, “Steve is ideally suited for this position; he has had broad experience at Vital Images and successfully led challenging assignments in engineering, quality and customer support. Over the past four years, he has shown great leadership in growing an excellent quality and customer support team; successfully integrating a research and development team from our HInnovation acquisition to create ViTALConnect™, our enterprise solution; and establishing a development office in China. Steve has overseen significant engineering changes, introducing several new products and features while improving overall product performance. In addition, Steve has developed strong relationships with our global PACS and OEM distribution partners, particularly Toshiba.”

“With more than 400 customers in Europe and a growing revenue stream, we have strong momentum in this market,” said Andersen. ”A European office will help us expand relationships with current customers and distribution partners, while establishing a direct sales presence for growing license and services revenue. I am very excited about this opportunity and look forward to its success.”

Most recently, Andersen was Vital Images’ vice president of engineering, effectively leading the product development initiatives associated with all Vital Images’ products. Andersen joined Vital Images in 1999 as an engineering program manager and has held positions of increasing responsibility. From January 2002 to January 2004, he served as senior director of quality and customer satisfaction. In this role, he led customer support activities and oversaw 510(k) submissions and ISO certification. Previously, Andersen acquired eight years of technical and leadership experience in software and IT-based products. He received a bachelor’s degree in business administration and communication theory from Augustana College.

The company has hired a search firm to assist in finding a successor to Andersen as head of engineering.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions for use in clinical diagnosis and therapy planning.  Vital Images is a recognized innovative leader in medical technology, as indicated by its recent receipt of the Tekne award, which honors companies and innovations that positively impact Minnesota’s technology-based economy.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

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